Company Contact: Fortress International Group, Inc. Timothy C. Dec, Chief Financial Officer Phone: (410) 423-7300
Investor Contacts:
Fortress International Group, Inc.
Harvey L. Weiss
Vice Chairman
Phone: (410) 423-7425
hweiss@thefigi.com

The Piacente Group, Inc.
Brandi Floberg / Lee Roth
Phone: (212) 481-2050
figi@tpg-ir.com

FORTRESS INTERNATIONAL GROUP AWARDED $29.1 MILLION IN NEW BUSINESS DURING SECOND QUARTER 2011

Second Quarter Bookings Include $9.4 Million in New Facilities Management Contracts and Projects, a 50% Increase Quarter over Quarter

First Half Bookings Include $15.7 Million in Facilities Management Business, a 72% Increase over the Same Period in 2010

 COLUMBIA, MD – July 6, 2011 -- Fortress International Group, Inc. (Other OTC: FIGI), a provider of consulting and engineering, construction management and 24/7/365 site services for mission-critical facilities, today announced that, during the second quarter of 2011, the Company was awarded new contracts totaling $29.1 million. This total included $9.4 million in new, recurring revenue contracts and service upgrade projects from the Company’s Facilities Management group, representing a 50% increase over bookings in the first quarter of 2011. Additionally, the Company booked Construction Management contracts totaling approximately $18.6 million during the second quarter of 2011, compared with $2.2 million during the first quarter.

“We achieved strong bookings across all three areas of our business during the second quarter, which has the Company well positioned as we head into the second half of the year. We are particularly pleased with the continued growth of our Facilities Management business, as these recurring revenue customers provide us with stable, predictable revenue and help drive gross margin expansion,” said Thomas P. Rosato, CEO of Fortress.  “We continue to grow our F/M business through a combination of new project awards along with extensions and expansions of current work with existing customers. Technology industry leaders continue to recognize the diverse capabilities and added value Fortress brings to the Facilities Management arena. We have made great progress in the development of our F/M business and this remains a key area of focus for the Company as we move forward.”

Among the significant new Facilities Management projects awarded during the second quarter of 2011 were:

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A $450,000 annual staffing contract to develop an operating and maintenance plan, and maintain and operate a state-of-the-art 350,000 square foot data center. The value of this multi-year contract is expected to increase substantially as additional phases of this data center phases are completed and populated with servers and IT equipment. Initial mobilization work on this contract began in June 2011.

•
A $2.8 million service project to replace 2000 wet cell batteries in a large customer data center over a one-year period. Work on this project is expected to begin in the third or fourth quarter of 2011.

•	A $1.1 million annual contract to maintain and staff a customer data center. Work under this three-year project began in May 2011.

•
Thirty individual service projects valued at a total of $1 million with a major equipment manufacturer for the installation, commissioning and start-up of Uninterruptable Power Systems (UPS) in various government locations throughout the U.S.

•	$1.3 million of additional annual recurring service contracts to commission and maintain modular, containerized data centers for an existing customer.

•	A $400,000 UPS upgrade for an existing customer

Facility management projects awarded during the second quarter include new customers such as AOL, Facebook, Jones Lang LaSalle, and the National Institutes of Health, and new or expanded projects with existing customers included Dell, SAIC, Powerloft, Gannett, RCN, CACI, Equinix, and Stifel Financial.

About Fortress International Group, Inc.

Fortress International Group, Inc. is leading mission-critical facilities into a new era of maximum uptime and efficiency. Fortress provides consulting and engineering, construction management and 24/7/365 site services for the world's most technology dependent organizations. Serving as a trusted advisor, Fortress delivers the strategic guidance and pre-planning that makes every stage of the critical facility lifecycle more efficient. For those who own, lease or manage mission-critical facilities, Fortress provides innovative end-to-end capital management, energy, IT strategy, procurement, design, construction, implementation and operations solutions that optimize performance and reduce cost.

Fortress International Group, Inc. is headquartered in Maryland, with offices throughout the U.S. For more information, visit: www.thefigi.com or call 888-321-4877.

Fortress International Group, Inc. -- setting a new standard for the optimized critical facility.

Forward Looking Statements

This press release may contain "forward-looking statements" -- that is, statements related to future -- not past -- events, plans, and prospects. In this context, forward-looking statements may address matters such as our expected future business and financial performance, and often contain words such as "guidance," "expects," "anticipates," "intends," "plans," "believes," "seeks," "should," or "will." Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Particular uncertainties that could adversely or positively affect the Company's future results include: the Company's reliance on a significant portion of its revenues from a limited number of customers; risks relating to operating in a highly competitive industry; actual or potential conflicts of interest between the Company and members of the Company’s senior management; risk relating to rapid technological, structural, and competitive changes affecting the industries the Company serves; the uncertainty as to whether the Company can replace its backlog; risks involved in properly managing complex projects; risks relating the possible cancellation of customer contracts on short notice; risks relating our ability to continue to implement our business plan; risks relating to our ability to meet all of the terms and conditions of our debt obligations; uncertainty related to current economic conditions and the related impact on demand for our services; and other risks and uncertainties disclosed in the Company's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2010. These uncertainties may cause the Company's actual future results to be materially different than those expressed in the Company’s forward-looking statements. The Company does not undertake to update its forward-looking statements.